EXHIBIT 107.1

Calculation of Filing Fee Tables

S-3

Aehr Test Systems

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.01 par value per share	457(r)				0.0001381	$ 0.00
Fees to be Paid	2	Equity	Preferred Stock, $0.01 par value per share	457(r)				0.0001381	$ 0.00
Fees to be Paid	3	Debt	Debt Securities	457(r)				0.0001381	$ 0.00
Fees to be Paid	4	Other	Depositary Shares	457(r)				0.0001381	$ 0.00
Fees to be Paid	5	Other	Warrants	457(r)				0.0001381	$ 0.00
Fees to be Paid	6	Other	Units	457(r)				0.0001381	$ 0.00
Fees to be Paid	7	Other	Subscription Rights	457(r)				0.0001381	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00

Offering Note

[1]

1.a. An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of securities is being registered as may be issued from time to time upon conversion of or exchange for any preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants, or pursuant to any anti-dilution adjustments with respect to any such securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

1.b. Includes rights to acquire common stock or preferred stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan

1.c. The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security.

1.d. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee.

[2]	See notes 1.a., 1.b., 1.c. and 1.d. above.

[3]	See notes 1.a., 1.c. and 1.d. above.

[4]	See notes 1.a., 1.c. and 1.d. above.

[5]	See notes 1.a., 1.c. and 1.d. above.

[6]	See notes 1.a., 1.c. and 1.d. above.

[7]	See notes 1.a., 1.c. and 1.d. above.